ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into by and between Stewart & Stevenson Power, Inc., a Delaware corporation ("S&S Power"), and Stewart & Stevenson Realty Corporation, a Texas corporation ("S&S Realty" and together with S&S Power, the "Purchasers" or each individually a "Purchaser") and Power and Application & Mfg. Co., a Delaware corporation ("Seller"), and Air & Water Technologies Corporation, a Delaware corporation ("AWT"), on November 8, 1994.

			   W I T N E S S E T H :

WHEREAS, Seller wishes to sell to Purchasers, and Purchasers wish to purchase from Seller, certain portions of Seller's business and assets subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:


				 ARTICLE I
		SALE OF ASSETS AND ASSIGNMENT OF CONTRACTS

1.1 Sale of Certain Assets. Subject to S&S Power's rights under Section 1.5, Seller agrees to sell, transfer, assign, convey and deliver to S&S Power, and S&S Power agrees to purchase and acquire from Seller, on the Closing Date (as defined in Section 6.1), all of Seller's right, title and interest in and to the following assets (collectively, the "PAMCO Assets"), wherever situated on the Closing
	 Date:

	 a) All machinery, tools, equipment, computer software, furniture, molds, patterns, fixtures, motor vehicles and other personal property used by Seller in the ordinary course of business (the "Personal Property");

	 b) All corporate names, logos, patents, patent applications, service marks, trademarks, trademark and service mark applications, copyrights, franchises, licenses, permits and other authorizations used by Seller in the ordinary course of business (the "Rights");

	 c) All security deposits, advance payments and other prepaid expenses made by Seller with respect to any PAMCO Asset, the Real Estate (as defined in Section 1.2) or under the Contracts (as defined in Section 1.3) (the "Advanced Payments");

	 d) All inventories of raw materials, parts, finished goods, work-in-process, used equipment, remanufactured equipment, and other personal property held for resale or consumption by Seller in the ordinary course of business (the "Inventory");

	 e) All drawings, manuals, parts lists, bills of material, unit histories, sales files, purchase order files, contract files, credit files, vendor lists, customer lists, schedules of assets, databases and other business records created or used by Seller in the ordinary course of business (the "Records");

	 f) All memberships, agencies, business licenses, approvals, accreditations, certifications, permits, telephone numbers, lock boxes and the contents thereof, Waukesha performance and merchandising allowances, and postal addresses owned by Seller and used by Seller in the ordinary course of business (the "Miscellaneous Assets");

	 g) All accounts receivable, notes and other rights to receive money or other things of value from any source, other than from a present or former employee of Seller, which are either Contingent Accounts Receivable or Collectable Accounts Receivable (as defined in Sections 5.13(b) and 5.13(c), respectively) (the "Accounts Receivables"); and

	 h)    All of Seller's unbilled sales (the "Unbilled Sales").

1.2      Sales of Certain Real Estate.  Subject to Purchaser's rights under
	 Section 1.5, Seller agrees to sell, transfer, assign, convey and deliver, on the Closing Date, to (a) S&S Realty, and S&S Realty agrees, to purchase, acquire and, subject to Sections 2.1 and 2.3, assume from Seller all of Seller's rights, title and interests in and obligations in connection with the real property owned by Seller (the "owned Real Estate") and (b) S&S Power, and S&S Power agrees to purchase, acquire and, subject to Section 2.1 and 2.3, assume from Sellar all of Seller's rights, title and interests in and obligations under the real property leased by Seller, as lessee, (the "leased Real Estate" and together with the owned Real Estate, the "Real Estate"). The Real Estate is described on Schedule 1.2 attached hereto.

1.3 Assignment of Contracts. Seller agrees to assign to S&S Power all of Seller's interest, benefits and rights in, to and under the following contracts (collectively, the "Contracts"):

	 a) Bids, proposals, offers and contracts for the future purchase of goods or for the future performance of services by a third person which are (i) described on Schedule 1.3(a) attached hereto, (ii) made or entered into in the ordinary course of business and individually expected to be for less than $5,000 per annum, or (iii) made or entered into in the ordinary course of business after the date of the Schedule (collectively, the "Purchase Orders");

	 b) Bids, proposals, offers and contracts for the future sale of goods to or for the future performance of services in favor of a third person which are (i) described on Schedule 1.3(b) attached hereto, (ii) made or entered into in the ordinary course of business and individually expected to be for less than $5,000 per annum, or (iii) made or entered into in the ordinary course of business after the date of the Schedule (collectively, the "Sales Orders"); and

	 c) Conditional sales agreements or leases of goods under which Seller is either the seller, purchaser, lessor or lessee described on Schedule 1.3(c) attached hereto or which were made or entered into in the ordinary course of business after the date of the Schedule (the "Leases");

	 provided, however, that nothing herein shall be construed as (i) an attempt to assign any Contract which is non-assignable without the consent of the other party or parties unless such consent shall have been given or (ii) a guarantee by Seller of the performance by any third party of such party's obligations under any Contract. In the event Seller is unable to obtain any required consent to the assignment of a Contract, (i) Seller shall continue to be bound thereby; (ii) S&S Power shall perform and discharge all obligations thereunder that are to be performed by Seller after the Closing Date and shall hold Seller harmless from any costs of such performance;
	 (iii) S&S Power shall indemnify and hold Seller harmless for any losses, costs, damages or liabilities incurred by Seller as a result of S&S Power's failure to perform or discharge such obligations or resulting from any act or failure to act on the part of S&S Power under any Contract; and (iv) Seller shall, without further consideration, pay to S&S Power all moneys and deliver to S&S Power possession of all property, rights and other considerations received in respect of such performance.

1.4 Instruments of Conveyance. Seller shall, on the Closing Date and at any time thereafter upon request of S&S Power or S&S Realty after the Closing Date, execute, acknowledge and deliver the deeds, bills of sale, endorsements, assignments, drafts, checks or other instruments as S&S Power or S&S Realty reasonably requests to assign, transfer or convey the PAMCO Assets and Contracts to S&S Power and the Real
	 Estate to S&S Realty, in such reasonable and customary form and containing such warranties as are contained in this Agreement as shall be requested by S&S Power or S&S Realty, in each case free and clear of all Claims (as defined in Section 9.1) other than the Assumed Liabilities and the Permitted Encumbrances (as defined in Section 9.1).

1.5 Excluded Assets. At any time up to and including the Closing Date, Purchasers shall have the right to exclude from this Agreement (a) any PAMCO Asset, Real Estate or Contract which, if acquired by Purchasers, would result in Seller or AWT's breach of this Agreement or (b) any Inventory related to any manufacturer for whom Seller is now a distributor and who has not given, as of the Closing Date, its written consent to Seller's assignment of its distributorship to S&S Power (collectively, the "Excluded Assets"). The Excluded Assets shall not be sold by Seller to Purchasers and the value thereof shall not be considered in calculating the Net Asset Value.


				ARTICLE II
			 ASSUMPTION OF LIABILITIES

2.1 Assumed Liabilities. On the Closing Date, Purchasers shall assume, be responsible for, pay, perform and otherwise discharge or cause the discharge of, and indemnify, defend and hold Seller harmless against all obligations and liabilities (collectively, the "Assumed Liabilities"):

	 a) that arise under the Contracts after the Closing Date, including, without limitation, all warranties relating to products or services delivered by Purchasers after the Closing Date;

	 b) for unused vacation time for those employees of Seller that become employees of Purchasers after the Closing in the aggregate amount, but not more than the amount, set forth in the Closing Statement (as defined in Section 6.3(c));

	 c) the accounts payable incurred by Seller in the ordinary course of business prior to the Closing in the aggregate amount, but not more than the amount, set forth in the Closing Statement;

	 d) arising from or relating to written warranties made by Sellers for products or services delivered by Seller on or prior to the Closing Date in the aggregate amount, but not more than the amount, set forth in the Closing Statement;

	 e) for accrued and unpaid commissions relating to sales of products or services payable to those employees of Seller that become employees of Purchasers after the Closing in the aggregate amount, but not more than the amount, set forth in the Closing Statement;

	 f)    that arise in connection with the Real Estate after the Closing
	       Date; and

	 g) arising from costs incurred after Closing in connection with the installation and start up of equipment in the aggregate amount, but not more than the amount, set forth in the Closing Statement.

2.2      Taxes.

	 a) All property taxes paid or to be paid for 1994 with respect to the Real Estate shall be prorated as of the Closing Date. Upon demand and presentation of paid tax receipts by Seller or Purchasers (the "Paying Party"), the Seller or Purchasers, as the case may be, shall reimburse the Paying Party for the portion of such taxes that relate to the period of time Seller or Purchasers owned the Real Estate.

	 b) All sales taxes, use taxes, transfer taxes, documentary stamps, recording fees and other charges imposed in connection with the sale of the PAMCO Assets or the Real Estate shall be paid by Purchasers. Any such amounts which are required to be collected by Seller at Closing, including, without limitation, any sales taxes payable in connection with the transfer or the PAMCO Assets, shall be paid by Purchasers to Seller on the Closing Date, in addition to the Purchase Price.

2.3 Other Liabilities Not to be Assumed. Purchasers shall not assume, and Seller and AWT shall indemnify, defend and hold Purchasers harmless from any liability or obligation of Seller other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Assumed Liabilities shall not include:

	 a) Except to the extent included in Assumed Liabilities, obligations and liabilities for accrued commissions, wages, salaries, bonuses, federal or state withholding taxes, social security taxes, unemployment insurance, medicare taxes, contributions to pension plans or obligations or liabilities pursuant to employment contracts, with respect to periods prior to the Closing Date;

	 b) Any of Seller's Employee Benefit Plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any liabilities or obligations associated therewith, whether such liabilities or obligations accrued before or after the Closing Date or pursuant to any plan, policy, program or other arrangement providing for deferred compensation, stock options, stock appreciation rights or other forms of incentive or contingent compensation, or post-retirement insurance, compensation or benefits whether or not such benefits become payable, or a claim for any such benefits is made, before or after the Closing;

	 c) Declared and unpaid dividends, redemptions or other payments relating to equity securities, or sinking fund payments, installments of principal or interest or other payments pursuant to any loan, note payable, or other obligation for money borrowed;

	 d) Except to the extent included in Assumed Liabilities, obligations and liabilities arising under any Contract (i) which are required to be performed prior to the Closing Date,
	       (ii) for which payment has been received by Seller, (iii) which arise out of a breach by Seller prior to the Closing Date, or
	       (iv) except as set forth in Section 2.2(b), as a result of the transactions contemplated by this Agreement;

	 e) Liabilities or obligations arising from a violation by Seller or its officers, employees or agents of any statute, rule, regulation, permit or allowance of the United States government or any political subdivision thereof or of any foreign government or from the breach or violation of any injunction, judgment, writ, order, decree, indenture, loan, promissory note, contract or agreement;

	 f) Income taxes, excise taxes, value added taxes, payroll taxes, sales taxes, use taxes or other tax liabilities to the United States government or any political subdivision thereof or any foreign government that arise prior to the Closing Date or relate to products or services delivered by Seller on or before the Closing Date;

	 g) Liabilities or obligations for any cause of action including, without limitation, breach of contract, tort, strict liability in tort or product liability arising from or relating to acts or omissions of Seller on or before the Closing Date;

	 h) Liabilities or obligations which arise from facts or circumstances the existence of which are a breach of any representation or warranty contained in this Agreement;

	 i) Except to the extent included in Assumed Liabilities, liabilities or obligations arising from or relating to warranties made by Seller for products or services delivered by Seller on or before the Closing Date.

2.4 Instruments of Assumption. Purchasers shall, on the Closing Date and at any time thereafter upon the request of Seller, execute, acknowledge and deliver one or more instruments as Seller reasonably requests to assume and become responsible for the Assumed Liabilities in such reasonable and customary form as shall be requested by Seller.

2.5 No Expansion of Rights. Nothing in this Agreement or any instrument relating to the assumption of the Assumed Liabilities shall, and the assumption of the Assumed Liabilities by S&S Power shall not, create, extend, increase or otherwise expand any right in a third person of a right against Purchasers, and S&S Power shall be entitled to dispute in good faith any obligations or liabilities included in the Assumed Liabilities.


				ARTICLE III
		  PURCHASE PRICE, PAYMENT AND ADJUSTMENT

3.1 Purchase Price. As consideration for the transfer of the PAMCO Assets to S&S Power, and the transfer of the Real Estate to S&S Realty, Purchasers shall pay to Seller in cash on the Closing Date, but subject to Section 6.3, $14,391,120.52 (such amount, including any adjustments thereto pursuant to the terms of this Agreement, is referred to herein as the "Purchase Price"). The Purchase Price is equal to the difference between (a) the Net Asset Value (as defined in Section 3.2) as of September 23, 1994, and (b) the Assumed Liabilities as of September 23, 1994, both as set forth on the preliminary closing statement attached hereto as Exhibit I (the "Preliminary Closing Statement").

3.2 Net Asset Value. The term "Net Asset Value", as of any date, shall mean the net book value on such date of the PAMCO Assets and the Real Estate, determined in accordance with generally accepted accounting principles consistently applied, except that:

	 a) Net Asset value shall not include any amount relating to research and development expenses, patents, licenses, trademarks, service marks, patent or trademark or service mark applications, expenses incurred in the formation of Seller or in public or private financing, costs incurred in obtaining any tax abatement agreements or other incentive arrangements, the value of any goodwill paid in the acquisition of a company or assets and other intangible items which have been capitalized in accordance with generally accepted accounting principles; provided that nothing in this Section 3.2(a) shall affect Seller's obligation to transfer such items to S&S Power;

	 b) Net Asset Value shall include the differences between (i) all amounts relating to recoverable costs and accrued profits not yet billed in accordance with the percentage of completion method of accounting, consistently applied and (ii) all amounts relating to billings on uncompleted contracts in excess of incurred costs in accordance with the percentage of completion method of accounting, consistently applied.

	 c) Net Asset Value shall include the values set forth on Schedule 3.2(c) with respect to any Inventories of new engines, transmissions, pumps, compressors or other equipment described on such schedule, owned by Seller on the date of determination. Inventories of new engines, transmissions, pumps, compressors and other equipment that are owned by Seller on the date of determination but are not listed on such Schedule shall be included in Net Asset Value at its acquisition cost, including freight. Inventories of used or rebuilt engines, transmissions, pumps and compressors that are owned by Seller on the Closing Date but are not listed on such Schedule shall be included in Net Asset Value at a value that is agreed by Seller and S&S Power on or prior to the Closing Date.

	 d) Net Asset Value shall exclude any amount in excess of an aggregate amount of $150,000 (based on average cost, including freight) relating to Inventories which exceed the quantity of similar goods sold or consumed by Seller within 24 months preceding the date of determination and which is not assigned to a specific contract.

	 e)    Net Asset Value shall not include the value of any Excluded
	       Asset.


				ARTICLE IV

		      REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller and AWT, jointly and severally, represent and warrant to Purchasers as follows:

	 a) Corporate Organization and Qualification. Each is duly organized, validly existing, and in good standing under the laws of its state of incorporation and is good standing as a foreign entity in each jurisdiction where the properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on it. Seller and AWT shall each deliver to Purchasers complete and correct copies of its certificate or articles or incorporation and bylaws or similar governing instruments, as amended to the date hereof (the "Governing Instruments"). The Governing Instruments are in full force and effect.

	 b) Corporate Authority. Each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is valid and binding on Seller and AWT, enforceable against them in accordance with its terms except as limited by bankruptcy, insolvency, moratorium, and other laws affecting creditors' rights generally.

	 c) No Conflicts. Schedule 4.1(c) contains a complete list of all Claims affecting any PAMCO Asset, Real Estate or Contract. Except as set forth on Schedule 4.1(c), the execution and delivery of this Agreement by Seller and AWT does not, and the consummation for the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under the Governing Instruments, or (ii) a breach or violation of, or a default under, the acceleration of or the creation of a Claim on the PAMCO Assets, Real Estate or Contracts pursuant to (with or without the giving of notice or the lapse of time) any provision of any agreement, lease, contract, note, mortgage, letter of credit, indenture, arrangement, or other obligation, written or oral, of Seller, except for such breaches, violations, defaults, or accelerations which, alone or in the aggregate, would have no material adverse effect on any PAMCO Asset, Real Estate or Contract, or on the consummation of the transactions contemplated by this Agreement.

	 d) Government Approvals. Seller has filed a premerger notification report pursuant to the Hart-Scott-Rodin Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a, as amended (the "HSR Act"), requested early termination of the applicable waiting period thereunder, and taken all reasonable action required in connection with such filing. Other than the premerger notification requirement, no other notices, reports, or other filings are required to be made by Seller or AWT with, and no consents, registrations, approvals, permits, or authorization are required to be obtained by Seller or AWT from, any governmental or regulatory authorities of the United States or any foreign government, or any political subdivision of either thereof, having jurisdiction in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which would have a material adverse affect on any PAMCO Asset, Real Estate or Contract, or which would prevent the consummation of the transactions contemplated by this Agreement.

	 e) No Default. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Governing Instruments or (ii) except as set forth on Schedule 4.1(c), any agreement, lease, contract, note, mortgage, letter of credit, indenture, arrangement, or other obligation, written or oral, to which it is a party, except for such defaults or violations which, alone or in the aggregate do not and will not have a material adverse effect on any PAMCO Asset, Real Estate or Contracts, or on the consummation of the transactions contemplated by this Agreement.


	 f) Compliance with Law. To Seller's knowledge, Seller's use and occupancy of its assets and properties wherever located, are, in all material respects, in compliance with all, and not in violation of any, and Seller has not received any claim or notice that it is not in compliance with, or that it is in violation of any applicable foreign, federal, state, local or other governmental laws or ordinances, or any order, rule or regulation of any foreign, federal, state, local or other governmental agency or body, to which Seller or its businesses, operations, agents, employees, assets or properties is subject (including, without limitation, all record keeping and reporting requirements thereof) which noncompliance or violation could reasonably be expected to have a material adverse effect on any PAMCO Asset, Real Estate or Contract, or on the consummation of the transactions contemplated by this Agreement. Neither Seller nor its shareholder, directors, officers, agents or employees has, directly or indirectly, on behalf of, or with respect to, Seller or its affiliates (i) made any unlawful domestic or foreign political contributions,
	       (ii) made any unlawful payment to a domestic or foreign official, (iii) made any illegal payment or illegally provided services, (iv) received any illegal payments or services, (v) engaged in any transaction or payments which are not recorded in its accounting books and records or disclosed in its financial statements, or (vi) maintained any off-book bank or cash accounts or funds maintained for the purpose of making payments of the types referred to above.

	 g) Financial Statements. Seller has previously delivered to Purchasers (i) balance sheets as October 31, 1991, 1992 and 1993 and as of September 23, 1994 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, except that they do not contain all of the notes required thereby. The Financial Statements fairly and accurately present the financial condition of the Seller as of their respective dates.

	 h) Litigation. There is no litigation, at law or in equity, pending or, to Seller's knowledge, threatened before any court, agency or authority seeking to prevent Seller from continuing to use any PAMCO Asset or Real Estate in the manner in which the assets are used on the date hereof, or seeking to prevent Seller from conducting its business in the manner that the business was conducted prior to the date of this Agreement which in either case could reasonably be expected to have a material adverse effect on the value of the PAMCO Assets or Real Estate, taken as a whole. There is no suit, action, proceeding or investigation pending or, to Seller's knowledge, threatened against Seller which could reasonably be expected to have a material adverse effect on the financial condition or business of Seller, the value of the PAMCO Assets, Real Estate or Contracts taken as a whole or prevent the consummation of the transactions contemplated by this Agreement.

	 i) Insurance. Seller has insurance coverage pursuant to policies issued by reputable insurance companies as is necessary to conduct its business. All premiums and other payments due from Seller under or on account of any such policy have been paid in a timely manner, subject to adjustment in the case of policies subject to audit, and all the policies are in full force and effect. Seller does not know of any act or fact (including the consummation of the transactions contemplated by this Agreement) or failure to act which has or might cause any such policy or coverage thereunder relating to Seller to be canceled, terminated or not renewed, and all notices have been given, and all claims relating to Seller have been presented, and any other required or appropriate action with respect thereto has been taken in due and timely fashion under the provisions of the policies.

	 j) Contingent Liabilities. Schedule 4.1(j) contains a complete list of all performance bonds, bid bonds, guaranties, letters of credit or other contingent obligations of Seller with respect of the Contracts. Seller has not received notice of any claim pursuant to any bond or guaranty and is not aware of any fact or circumstance which (with or without notice or lapse of time or both) may be the basis of any claim pursuant to any bond or guaranty.

	 k)    PAMCO Assets.

	       (1) Schedule 4.1(k)(1) contains a complete list of the Personal Property as of September 23, 1994. The Personal Property is in good operating condition and repair, subject to ordinary wear and tear, suitable for the purposes for which it is used by Seller.

	       (2) Schedule 4.1(k)(2) contains a complete list of the Rights as of September 23, 1994. All Rights are in good standing, valid and effective in accordance with their respective terms. Seller has not infringed, is not infringing, and has not received any notice of infringement of, the asserted rights of other;there is no basis for any claim of infringement to be made against Seller; and, to Seller's knowledge, no others have infringed or are infringing the Rights. Seller is not in default under, or has received any notice of any claim of default under or any other claim or proceeding relating to, any Right. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Rights or the imposition of any restrictions of such a nature as may limit the use of the Rights by Purchasers. No third person has indicated to Seller that it intends not to renew any Right upon expiration or that any Right which is an application will not be favorably acted upon.

	       (3) Schedule 4.1(k)(3) contains a complete list of the Advance Payments as of September 23, 1994 with respect to the PAMCO Assets, Real Estate or under the Contracts. All Advance Payments represent actual payments made by Seller in the amounts set forth on Schedule 4.1(k)(3) and are either (i) applicable in full against obligations accruing with respect to the PAMCO Assets or the Real Estate, or pursuant to the Contract to which it relates or (ii) refundable in full upon the termination or completion of the Contract to which it relates.

	       (4) Schedule 4.1(k)(4) contains a complete list of the Accounts Receivable as of September 23, 1994. All Accounts Receivable arose in the ordinary course of Seller's business.

	       (5) Schedule 4.1(k)(5) contains a complete list of the Inventory owned by Seller as of September 23, 1994.

	       (6) Except as set forth on Schedule 4.1(c), Seller has and will have on the Closing Date good and indefeasible title to the PAMCO Assets. No stockholder, director, officer, employee or former employee of any Seller or any affiliates thereof, or any other person, firm or corporation, has possession of (except as set forth on Schedule 4.1(k)(6)) or owns or has any proprietary, financial or other interest, direct or indirect, in any PAMCO Asset. Except as set forth on Schedule 4.1(c), there are no Claims affecting any PAMCO Asset, and no PAMCO Assets are subject to, and the execution of this Agreement and consummation of the transactions contemplated herein will not create, any covenant or other restriction which may prevent or limit the right of Seller to sell the PAMCO Assets or of S&S Power to use the PAMCO Assets.

	       (7) Schedule 4.1(k)(7) contains a complete list of Sellers' Unbilled Sales as of September 23, 1994.

	 1) Real Estate. Schedule 1.2 contains a complete list of the Real Estate (including legal descriptions of the owned Real Estate and a complete listing of the lease agreements relating to the leased Real Estate). Seller, subject to any Permitted Encumbrances, (i) has good and indefeasible title in fee simple to all owned Real Estate and owns outright all the facilities and structures referred to as owned by it, in each case free and clear of any Claim or any covenant or other restriction preventing or limiting the right of Seller in the use of any such property, (ii) enjoys quiet possession of the property, facilities, structures and other improvements purported to be leased to it,under valid leases with respect thereto, and (iii) is the holder and enjoys the benefit of the easements and similar rights which Seller purports to hold or to which Seller purports to have any rights, and the rights of Seller with respect to each the easement or similar right, to the knowledge of Seller, have not been challenged by any third party. The Real Estate (including all facilities, structure and other improvements) is in good condition and repair, subject to ordinary wear and tear, suitable for use by Seller in the ordinary course of business. The location, construction, occupancy, operation, condition and use of the owned Real Estate and, to Seller's knowledge, the leased Real Estate, the facilities or improvements located thereon, and the operations and practices of Seller are in compliance in all material respects with any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Estate including, without limitation, all applicable zoning ordinances and building codes, flood, disaster and occupational health and safety laws, except where such noncompliance would not have a material adverse effect on such Real Estate.

	 m)    Contracts.

	       (1) Seller has not reason to believe that any Contract is invalid and unenforceable according to its terms. To the best of Seller's knowledge, no Contract contains a contractual requirement with which Seller or the other party thereto will be unable to comply, or the compliance with which will have a material adverse effect on Seller, and neither Seller nor, to Seller's knowledge, any other party to any Contract has defaulted in its obligations under any Contract.

	       (2) All Purchase Orders ar for goods or services purchased by Seller in the ordinary course of Seller's business; are for quantities of the goods and services reasonable expected to be consumed within time frames that are consistent with Seller's practice at the time such Purchase Orders were placed; are at prices not more than the market prices for such goods and services at the time such Purchase Orders were placed; and are with persons normally engaged in the business of supplying the goods and services covered thereby and presently capable of supplying such goods and services.

	       (3) All Sales Orders are for goods or services sold by Seller in the ordinary course of Seller's business; are for quantities of the goods and services which Seller is able to provide within the time specified in the Sales Orders; and, to Seller's knowledge, are for prices not less than the costs that will be reasonably incurred to complete the sales within the time specified.

	       (4) All Leases relate to personal property used by Seller in the ordinary course of Seller's business and Seller enjoys quiet possession of the properties covered thereby. All properties subject to the Leases are in good operating condition and repair, subject to ordinary wear and tear, and suitable for the purposes for which they are used by Seller.

	 n)    Environmental Matters.

	       (1) Except as set forth on Schedule 4.1(n)(l), with respect to the Real Estate, Seller is not subject to any existing liability under any environmental Law (as define din
		     Section 9.1) or the common law with respect to Hazardous Materials (as defined in Section 9.1), relating to (i) environmental conditions including, without limitation, the air, soil, surface water and groundwater conditions; or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Material.

	       (2) No portion of the Real Estate is being used, nor has been used by Seller or, to Seller's knowledge,by any other person for the generation, storage, treatment, processing, release, discharge, transportation, management, disposal or other handling of any Hazardous Material, except to the extent that the generation, storage, treatment, processing, release, discharge, transportation, management, disposal or handling was (a) performed in connection with Seller's normal business and
		     (b) complied with all applicable Environmental Laws at the time in all material respects.

	       (3) Except as set forth in Schedule 4.1(n)(3), Seller has not received any written notice and is not aware of any existing condition (including the condition of the Real Estate whether or nor caused by Seller) or the practice of the businesses conducted by Seller which forms or could form the basis of any claim, action, suit, proceeding, administrative consent or agreement, litigation or settlement, hearing or investigation, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment of any Hazardous Material.

	       (4) Seller has listed and described in Schedule 4.1(n)(4) all treatment, storage and disposal facilities, as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 1601, et seq., as amended or under any Environmental Law that are located on the owned Real Estate or, to the best of Seller's knowledge, the leased Real Estate. Except as set forth in Schedule 4.1(n)(4), to Seller's knowledge, there are no underground storage tanks on any Real Estate. Seller has provided S&S Realty with a complete list of all underground storage tanks removed by Seller from the Real Estate. Seller has completely moved or remediated any Hazardous Material that escaped from storage tanks that were removed by Seller.

	       (5) Seller has obtained or applied for all material permits, licenses, registrations, notifications and similar authorizations required under any Environmental Law for the conduct of Seller's business or relating to the Real Estate, the facilities, improvements, or equipment located thereon. Schedule 4.1(n)(5) includes a list of all such permits. Seller is in compliance in all material respects with all terms and conditions of all permits and no proceeding is pending for the revocation of any permit.

	       (6) No portion of the owned Real Estate or, to Seller's knowledge, the leased Real Estate, has been made subject to any environmental lien pursuant to any Environmental Law.

	 o) Tax Matters. Seller has (1), to the extent due and payable, paid all federal, state, local and foreign taxes, duties or other assessments owed by Seller as a result of its ownership, use, or occupancy of the PAMCO Assets, Real Estate or contracts or Seller's conduct of its business, except to the extent that such failure to pay would not have a material adverse effect on the PAMCO Assets, Real Estate or the Contracts, taken as a whole; (2) no pending disputes with the Internal Revenue Service or any taxing authority of any foreign, state or local government; and (3) not receive notice of any deficiency or assessment.

	 p) Investment Company. Seller is not an "investment company" as defined in the Investment Company Act of 1940.

	 q) Brokers' Fees. Seller has not employed any broker, finder, or financial advisor or incurred any liability for any brokerage fees or commissions, finders' fees, or financial advisors' fees in connection with the transactions contemplated herein.

	 r) Permits and Licenses. Seller has obtained and possesses all permits, licenses, certificates and authorizations required to own, use or operate the PAMCO Assets or Real Estate or otherwise conduct Seller's business, except where the failure to obtain or possess such permits, licenses, certificates and authorizations would not have a material adverse effect on the PAMCO Assets or the Real Estate.

	 s) Personnel. Except as set forth on Schedule 4.1(s), all persons employed by Seller as of the Date of this Agreement are presently actively employed, and none is on leave of absence or other type leave. Seller has not made any agreement with, or offer or promise to, any person to employ, rehire or keep or make a position available, at any time in the future. Seller has no employment or consultant agreement with any person or entity.

	 t) Subsidiaries. Seller has no subsidiaries nor any interest in any other corporation, firm, partnership or other legal entity Other than "Power Application & Mfg. Co." and "PAMCO", Seller does not conduct its business under any assumed or other name.

4.2 Representations and Warranties of Purchasers. Purchasers, jointly and severally, represent and warrant to Seller and AWT as follows:

	 a) Corporate Organization and Qualification. Each Purchaser is duly organized, validly existing, and in good standing under the laws of its state of incorporation and is in good standing as a foreign entity in each jurisdiction where (i) the properties owned, leased, or operated, or the business conducted, by it or (ii) the consummation of the transactions contemplated by this Agreement, require such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on it.

	 b) Corporate Authority. Each Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is valid and binding on each Purchaser, enforceable against each Purchaser in accordance with its terms except as limited by bankruptcy, insolvency, moratorium, and other laws affecting creditors' rights generally.

	 c) No Conflicts. The execution and delivery of this Agreement by each Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles or certificate of incorporation by bylaws of any Purchaser; or (ii) a breach or violation of, a default under, the acceleration of or the creation of a Claim on assets pursuant to (with or without the giving of notice or the lapse of time) any provision of any agreement, lease, contract, note, mortgage, letter of credit, indenture, arrangement, or other obligation, written or oral, of the Purchasers, except for such breaches, violations, defaults, or accelerations which, alone or in the aggregate, would have no material adverse effect on the consummation of the transactions contemplated by this Agreement.

	 d) Government Approvals. S&S Power has filed a premerger notification report pursuant to the HSR Act, requested early termination of the applicable waiting period thereunder, and taken all reasonable action required in connection with such filing. Other than the premerger notification requirement, no other notices, reports, or other filings are required to be made by any Purchasers with, and no consents, registrations, approvals, permits, or authorizations are required to be obtained by any Purchaser from, any governmental or regulatory authorities of the United States or any foreign government, or any political subdivision of either thereof, having jurisdiction in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Purchasers, the failure to make or obtain any or all of which would prevent the consummation of the transactions contemplated by this Agreement.

	 e) Investment Company. Neither Purchaser is an "investment company" as defined in the Investment Company Act of 1940.

	 f) Brokers' Fees. Neither Purchaser has employed a broker, finder, or financial advisor or incurred any liability for any brokerage fees or commissions, finders' fees or financial advisors' fees in connection with the transactions contemplated herein.

	 g) Litigation. There is no suit, action, proceeding or investigation pending or, to Purchasers' knowledge, threatened against Purchasers or either of them which could reasonably be expected to have a material adverse effect upon the financial condition or business of the Purchasers or prevent the consummation of the transactions contemplated by this Agreement.


				 ARTICLE V

				 COVENANTS

5.1 Interim Operations of Seller. Seller covenants and agrees that prior to the Closing Date:

	 a) Sellers' business shall be conducted only in the ordinary and usual course and Seller shall use all reasonable efforts to preserve its business organization intact and maintain or improve its existing relations with customers, governmental agencies,suppliers, employees and distributors.

	 b) Seller shall not (i) increase the amount or change the type of compensation payable to any individuals employed by Seller, or
	       (ii) establish, adopt, enter into, or amend any collective bargaining agreement for the benefit of any employee, in each case without the consent of Purchasers.

	 c) Seller shall not modify, amend, or terminate any contracts or waive, release, or assign any material rights or claims, except in the ordinary course of business.

	 d) Seller shall not purchase, sell or lease (as a lessor or lessee) any assets or services, except for the purchase or sale of inventory or supplies or contracting of services in the ordinary course of business.

	 e) Seller shall not enter into an agreement to do any of the foregoing.

5.2 Filings; Other Action. Subject to the terms and conditions set forth herein, Seller and Purchasers shall use all reasonable efforts to promptly take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper, or appropriate under the applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as soon as practicable.

5.3      Access.

	 a) Seller shall afford Purchaser's officers, employees, counsel, accountants, and other authorized representatives (the "Representatives") reasonable access, during normal business hours throughout the period prior to the Closing Date, to inspect, investigate and audit Seller's properties, books, contracts, business.operations, financial data, tax work papers, and records and, during such period, Seller shall furnish promptly to Purchasers information concerning its business, properties, and personnel as Purchasers may reasonably request, provided that no investigation pursuant to this
	       Section 5.3 shall affect or be deemed to modify any representation or warranty made by Seller. Purchasers will not, and will cause their Representatives not to, use any information obtained pursuant to this Agreement for any purpose unrelated to this Agreement. Subject to the requirements of law pending consummation of the transactions herein contemplated, Purchasers will keep confidential, and will cause their Representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3.

	 b) During normal business hours from the date hereof until the Closing Date, Seller shall permit Purchasers and their Representatives to conduct a complete assessment of all substances on, in or under the Real Estate. The assessment may include, but shall not be limited to, taking samples of soil, air, water and other substances for later analysis; review of all permits, licenses or approvals to discharge substances into the environment; and review of all documentation regarding receipt, storage, use, transportation, discharge and disposal of Hazardous Materials. Neither Seller nor AWT shall have any liability for any injury, loss or damage sustained by Purchasers or their Representatives as result of such sampling, unless such injury, loss or damage shall result from the negligence, gross negligence or willful misconduct of Seller or AWT. Purchasers shall perform any sampling and dispose of the samples pursuant to and in compliance with all Environmental Laws. Purchasers shall provide split samples to Seller upon Seller's request and shall provide copies of all sampling results to Seller promptly upon Purchasers' (or their Representatives') receipt of the same.

5.4      Notification of Certain Matters.

	 a)    Seller shall give prompt notice to Purchasers of:

	       (1) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any Contract, received by Seller subsequent to the date of this Agreement and prior to the Closing Date.

	       (2) the occurrence of any event which has a material adverse effect on the PAMCO Assets, contracts and Real Estate, taken as a whole, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and

	       (3) any actions, suits, proceedings, or investigations, filed, pending, or threatened against or affecting Seller, at law or in equity, before any foreign, federal, state, county, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality or before any arbitrator of any kind, in each case domestic or foreign, which affect, or challenge this Agreement or the transactions contemplated hereby or which may have a material adverse effect on the PAMCO Assets, Contracts or Real Estate, taken as a whole.

	 b) Purchasers shall give prompt notice to Seller of any actions, suits, proceedings, or investigations, filed, pending, or threatened against or affecting Purchasers, before any foreign, federal, state, county, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality or before any arbitrator of any kind, in each case domestic or foreign, which affects or challenges, or may affect or challenge, this Agreement or the transactions contemplated hereby.

	 c) Seller and Purchasers shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of the third party is or may be required in connection with the transactions contemplated by this Agreement.

5.5 Announcement. Seller and Purchasers shall promptly consult with each other before issuing any press releases or otherwise making public statements or statements designed to or reasonably likely to be published or publicly disseminated with respect to the transactions contemplated hereby, and shall not issue any press release or make any such statements without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by law.

5.6 Change of Names. Within thirty (30) days after the Closing Date, Seller shall adopt an amendment to its Governing Instruments to eliminate any reference to "Power Application & Mfg. Co.", "PAMCO" or similar name in its corporate name. From and after the Closing Date, Seller shall cease doing business under any name that includes "Power Application & Mfg. Co.", "PAMCO" or similar name.

5.7 Consents to Assignment of Contracts. Seller shall use all reasonable efforts to obtain from each party to the Sales Orders listed on
	 Schedule 5.7, in form and content reasonably acceptable to S&S Power, the party's (a) consent to the assignment thereof to S&S Power, (b) acknowledgment that, to such party's knowledge, no default exists under the Sales Order, and (c) agreement to make all future payments under the Sales Order to S&S Power.

5.8 Availability of Business Records and Employees. After the Closing Date, Purchasers shall permit Seller and its representatives to have reasonable access to the Records and to make and retain copies thereof for any purpose relating to Seller's business or legal affairs, including, without limitation, the preparation of the Closing Statement. Purchasers further agree to make available to Seller those employees of Purchaser that were previously employed by Seller for any purpose relating to Seller's business or legal affairs. Such access to the Records or Purchasers' employees shall not unreasonably interfere with the use of the Records or the performance of the employees' responsibilities to Purchasers. Seller agree to reimburse Purchasers for any out-of-pocket costs incurred by Purchasers.

5.9 Bulk Transfer Indemnity. In the event that the bulk transfer statutes of one or more states apply to this transaction, the parties agree that in lieu of complying with the bulk transfer statutes, Seller will, and hereby agrees to, indemnify and hold Purchasers, and their respective officers, directors, agents and employees harmless from and against any and all losses, costs, damages, expenses and liabilities of whatever nature or kind (including, but not limited to, reasonably attorney's fees, litigation and court costs) incurred by Purchaser arising out of or relating to the parties' failure to comply with the bulk transfer statutes.

5.10 Payment of Non-Assumed Liabilities. Purchasers and Seller acknowledge that certain amounts set forth in the Closing Statement with respect to the Assumed Liabilities are accruals and may not accurately reflect the actual liabilities of Seller. To the extent that Seller's actual liabilities for unused vacation time, accounts payable, new unit start up, warranties or accrued commissions exceed the amounts set forth in the Closing Statement, S&S Power shall pay such excess amounts on behalf of Seller and Seller and shall promptly reimburse S&S Power for any such amounts paid by S&S Power that are not set forth in the schedules attached to, or are in excess of the amounts set forth in the Closing Statement. For three (3) years following the Closing Date, S&S Power shall provide Seller with quarterly reports of the type and amount of all payments made in connection with the Assumed Liabilities.

5.11 Employment of Certain Individuals. Purchasers will review the employment history, obtain employment applications, perform pre-employment screening procedures and otherwise determine, in their sole discretion, which employees of Seller will be offered employment with Purchasers after the Closing. All employees of Sellers that are offered employment by Purchasers shall be entitled to participate in all health, profit sharing, savings, and other similar plans offered by Purchasers to the same extent as other new employees of Purchasers, except as set forth on Schedule 5.11 attached hereto. Nothing herein shall create any employment obligation on the part of Purchasers.

5/12 Inventory. On October 28,1 994, Seller performed, at its expense, a physical inventory of the PAMCO Assets. Seller and Purchasers agree the inventory as set forth in the Closing Statement shall reflect a roll forward of such inventory as of the Closing Date. Purchasers shall have the right to have their representatives review any work papers relating to the inventory or to the adjustment thereof and otherwise verify the accuracy of such inventory and the adjustment thereof.

5.13     Accounts Receivable.

	 a) Effective as of the Closing Date, Seller shall constitute and appoint Purchasers as its true and lawful attorneys-in-fact with full power of substitution to collect the Accounts Receivable due or to become due under any Contract or otherwise and to endorse, either in the name of Seller or one or both of the Purchasers, any check or draft made payable to Seller or any assumed business name of Seller. It is understood and agreed that this power will be coupled with an interest and cannot be revoked.

	 b) Schedule 5.13(b) includes the list of the Accounts Receivable as of September 23, 1994 the payment of which is contingent upon the occurrence of certain future events set forth on such schedule (the "Contingent Accounts Receivable"). Seller and AWT agree to purchase from S&S Power at full face value any Contingent Accounts Receivable which remains uncollected after the earlier of (i) 90 days after the later of (x) the occurrence of such events or (y) the Closing Date, or (ii) the first anniversary of the Closing Date.

	 c) Except for the Contingent Accounts Receivable which are included therein, Schedule 4,(k)(4) includes the list of Accounts Receivable as of September 23, 1994 which are now due and payable (the "Collectable Accounts Receivable"). Seller and
	       AWT agree to purchase from S&S Power any Collectable Accounts Receivable which remains uncollected 90 days after the Closing Date for an aggregate amount equal to the difference between
	       (1) the total amount owing on such purchased Collectable Accounts Receivable and (2) the amount reserved on the Closing Statement for bad debt. If the aggregate amount due on the Collectable Accounts Receivables to be purchased by Seller and AWT is less than the amount reserved on the Closing Statement for bad debt, S&S Power shall promptly pay such difference to Seller and the purchase price of the Collectable Accounts receivable to be purchased by Seller and AWT shall be $1.00.

	 d) Any payment made to S&S Power after the Closing Date (including after Seller or AWT's purchase of any Accounts Receivable) by any debtor who is liable for any Accounts Receivable shall be credited first towards the payment of the account(s) receivable which it expressly identifies. If the identified account receivable is not the account receivable due Seller or S&S Power with the oldest date, S&S Power shall contact such debtor and attempt to establish the debtor's reason for not satisfying the oldest account receivable, including any dispute as to such debtor's liability to pay the same. In such instances, S&S Power shall use reasonable best efforts to obtain from any such debtor, in writing, its reasons for not satisfying any such older Accounts Receivable. To the extent any payment is received by S&S Power identifying an Accounts Receivable that has been purchased by Seller or AWT, S&S Power shall remit such payment to Seller as promptly as practicable and, in any event, within 30 days of receipt. If at any time after an Accounts receivable is purchased from S&S Power by Seller or AWT, S&S Power receives a payment which is not specifically identified by the debtor as payable towards a purchased Account Receivable (either through contacts with the debtor or as indicated with the payment), then S&S Power shall have the right to apply the monies to S&S Power's accounts receivable without further obligation to Seller or AWT.

	 e) S&S Power shall use its best efforts to collect the Accounts Receivable, consistent with the manner and procedures employed by S&S Power to collect their own accounts receivable.

	 f) During the 18 month period following the Closing Date, Seller and its agents shall have a reasonable opportunity to audit the books and records of S&S Power relating to the collection of the Accounts Receivable.

5.14 Assignment of Leases. Seller shall use its reasonable best efforts to obtain from each of the lessors of the leased Real Estate its consent to Seller's assignment of its lease to S&S Power, provided that, such efforts need not include the payment of any amounts to any lessor or the incurrence of any costs (other than internal costs), the payment or incurrence of which is not expressly provided for in the related lease between Seller and such lessor.

5.15 Contingent Liabilities. Seller will terminate as of the Closing Date the performance bonds, bid bonds, guarantees, letters of credit or other contingent liabilities listed on Schedule 4.1(j) and Purchasers will cause new performance bonds, bid bonds, guarantees or letters of credit to take effect and replace the same on the day following the Closing Date.

5.16 Title Insurance and Survey. Seller agrees to provide, at its expense, a survey or, and title insurance on, any Real Estate owned by it and conveyed to S&S Realty. The title insurance shall be underwritten by companies reasonably acceptable to S&S Realty and shall contain only such reservations and exceptions to the title of the Real Estate as are Permitted Encumbrances.


				ARTICLE VI
			  CLOSING AND CONDITIONS

6.1 Closing. The sale of the PAMCO Assets and Real Estate and assignment and assumption of the rights and obligations under the Contracts and delivery of the Purchase Price (the "Closing") shall take place at 9:00 a.m. on Friday, November 18, 1994, (the "Closing Date") at the offices of Dufford & Brown, P.C., 1700 Broadway, Suite 1700, Denver, Colorado 80290-1701, or at such other time and at such other place as shall be agreed by the parties.

6.2 Effective Date. The acquisition of the PAMCO Assets and Real Estate assignment and assumption of the rights and obligations under the Contracts shall be effective as between the Seller and Purchasers at 12:01 a.m. on the day following the Closing Date, regardless of whether any instruments of conveyance, assumption or assignment are later executed with respect thereto. All documents executed at the Closing shall become effective simultaneously regardless of the order in which they are executed or delivered.

6.3      Closing Valuation and Adjustment.

	 a) At the Closing, Purchasers shall pay to the creditors of Seller, in immediately available funds, the outstanding principal, accrued interest and penalties, if any, relating to indebtedness secured by a Claim on any PAMCO Asset, Real Estate or Contract set forth on Schedule 4.1(c) and deliver to Seller by wire transfer a portion of the Purchase Price equal to an amount which, together with amounts paid by Purchasers to Seller's creditors for the discharge of indebtedness, equals the difference between (i) the Purchase Price and (ii) the sum of (A) the estimated cost to correct any violation of Environmental Laws and (B) $1,500,000. The aggregate of the amounts (1) paid by Purchasers to Seller at the Closing, (2) deducted to correct any violation of Environmental Laws and (3) paid by Purchasers to Seller's creditors at the Closing, shall be referred to as the "Closing Payment."

	 b) At Closing, $1,500,000 of the Purchase Price (the "Escrow Funds") shall be deposited into escrow pursuant to an escrow agreement (the Escrow Agreement") substantially in the form attached hereto as Exhibit II.

	 c) As promptly as practicable following the Closing Date (but not later than 15 days after the Closing Date), Seller shall prepare and deliver to Purchasers a closing statement, including schedules, setting forth, as of the Closing Date, the Net Asset Value of the PAMCO Assets and the Real Estate and the amount and obligee of each Assumed Liability (the "Closing Statement"). The values ascribed to the PAMCO Assets, Real Estate and Assumed Liabilities on the Closing Statement shall be computed in a manner consistent with the accounting principles used in the Preliminary Closing Statement and set forth in
	       Section 3.2 of this Agreement. The Closing Statement shall set forth a summary of all adjustments to the values of the PAMCO Assets, Real Estate and Assumed Liabilities from those set forth on the Preliminary Closing Statement.

	 d) Within fifteen (15) days following receipt of the Closing Statement, Purchasers may deliver to Seller a certificate setting forth their objections to the Closing Statement, together with a summary of the reasons therefor and calculations which, in their view, are necessary to eliminate such objections. In the event Purchasers do not object within such 15-day period, the Closing Statement shall be final and binding as to all matters set forth therein or, in the event any objections are made, the Closing Statement shall be binding as to any matters not so objected to.

	 e) In the event Purchasers object within such 15-day period, Purchasers and Seller shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") any differences between the Closing Statement and the Preliminary Closing Statement and, in the event Purchasers and Seller resolve any such differences, the Closing Statement as adjusted by the Agreed Adjustments shall be final and binding as to all matters set forth therein. In the event any objections raised by Purchasers are not resolved by the Agreed Adjustments within the 15-day period next following such 15-day period, then Purchasers and Seller shall jointly select a national "Big Six" accounting firm acceptable to both Purchasers and Seller (or if they cannot agree on such selection, a national "Big Six" accounting firm not used or retained by Purchasers or Seller at any time during the three year period immediately preceding the date of such selection) and the firm so selected (the "Accounting Firm") shall be directed by Purchases and Seller to review and resolve any remaining differences and to deliver written notice to each Purchaser and Seller setting forth (i) its resolution of such remaining differences, and (ii) the adjustments to the Closing Statement necessary to reflect such resolution (the "Accounting Firm Adjustments"). The Closing Statement, as so determined but after giving effect to the Agreed Adjustments and to the Accounting Firm Adjustments shall be final and binding as to all matters set forth therein.

	 f) The parties hereto shall make available to each other and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as they may reasonable request to audit or review the Closing Statement hereunder. The fees and expenses of the Accounting Firm shall be paid 50% by Seller and 50% by Purchasers.

	 g) Ninety (90) days following the Closing, Purchasers shall prepare and deliver to Seller an adjusted closing statement (the "Adjusted Closing Statement") showing the Net Asset Value and Assumed Liabilities as set forth on the Closing Statement, as adjusted by the Agreed Adjustments and the Accounting Firm Adjustments, if any, and the full face value of the Collectable Accounts Receivable which remain uncollected and have not been repurchased by Seller or AWT as of the date of the Adjusted Closing Statement.

	       (i) If the difference between (A) the Net Asset Value as of the Closing Date and (B) the sum of (1) full face value of the Collectable Accounts Receivable which remain uncollected and have not been repurchased by Seller or AWT from Purchasers as of the date of the Adjusted Closing Statement and (2) Assumed Liabilities as of the Closing Date exceeds the amount of the Closing Payment, Purchases shall, pursuant to the escrow agreement, authorize the escrow agent to release to Seller Escrow Funds in the amount of such excess; provided, however, that the Escrow Funds shall not be reduced below the amount of the Contingent Accounts Receivable which remain outstanding as of such date.

	       (ii) If the amount of the Closing Payment exceeds the difference between (A) the Net Asset Value as of the Closing Date and (B) the sum of (1) full face value of the Collectable Accounts Receivable which remain uncollected and have not been repurchased by Seller or AWT from Purchaser as of the date of the Adjusted Closing Statement and (2) Assumed Liabilities as of the Closing Date, Seller shall, pursuant to the escrow agreement, authorize the escrow agent to release to Purchasers Escrow Funds in the amount of such excess; provided, however, that the Escrow Funds shall not be reduced below the amount of the Contingent Accounts Receivable which remain outstanding as of such date.

	       (iii) If the amounts required to be distributed pursuant to
		     either paragraph (i) or (ii) above exceed the amount of Escrow Funds available for distribution, then Purchasers shall immediately pay to Seller the amount of any shortage under paragraph (i) and Seller shall immediately pay to Purchasers the amount of any shortage under paragraph (ii).

6.4 Taxation. Neither Purchasers nor Seller shall file any tax return, declaration or other document that contains any statement or value of any PAMCO Asset or Real Estate that is different from the values assigned to such asset in the Closing Statement as adjusted for the Agreed Adjustments and the Accounting Firm Adjustments.

6.5 Conditions to Purchasers' Obligations. Purchasers' obligation to consummate the purchase of the PAMCO Assets and Real Estate, assignment of the Contracts and assumption of the Assumed Liabilities is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchasers to the extent permitted by applicable law.

	 a) Litigation. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that any of the transactions contemplated herein not be consummated or imposing material burdens on Seller or Purchasers in connection with consummation of such transactions
	       (collectively, "Order").

	 b) Accuracy of Representations. The representations and warranties contained in Article IV made by Seller and AWT shall be true in all material respects as of the Closing Date though made at and as of the Closing Date. All covenants required to be performed by Seller and AWT prior to the Closing shall have been performed in all material respects.

	 c) Legal Opinion. Purchasers shall have received opinions from the General Counsel of AWT and from Holland & Hart as to the matters, and in substantially the form, set forth in Exhibits III and IV, respectively.

	 d) Bankruptcy. Seller shall not have filed for protection under the federal bankruptcy laws or any similar law (the "Insolvency Laws") nor shall have there been an involuntary petition under any Insolvency Law filed against Seller.

	 e) Manufacturers' Consent to Assignment. Ariel Corporation and KHD Deutz Corporation shall have given their written consent to assignment of Seller's distributorships to S&S Power.

	 f) Government Approvals. Any applicable waiting period under the HSR Act shall have expired or terminated.

	 g) Agreement on Environmental Concerns. Seller and Purchasers shall have agreed in writing to resolve all issues relating to the violation of any Environmental Law.

	 h) Consent to Assignments. Seller shall have obtained from each of the lessors of the leased Real Estate set forth in Schedule 6.5(h), its consent to Seller's assignment of its lease to S&S Power.

6.6 Conditions to Seller's Obligations. Seller's obligations to consummate the sale of the PAMCO Assets and Real Estate and assignment of the Contracts are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable law.

	 a)    Order.  There shall not be in effect an Order.

	 b) Accuracy of Representations. The representations and warranties contained in Article IV of this Agreement made by Purchasers shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date. All covenants required to be performed by the Purchasers prior to the Closing shall have been performed in all material respects.

	 c) Government Approvals. Any applicable waiting period under the HSR Act shall have expired or terminated.

	 d) Agreement on Environmental Concerns. Seller and Purchasers shall have agreed in writing to resolve all issues relating to the violation of any Environmental Law.


				ARTICLE VII
			      INDEMNIFICATION

7.1      Indemnification by Seller and AWT.

	 a) Indemnification by Seller. Seller and AWT agree to indemnify and hold Purchasers, their respective officers, directors, agents and employees (each, a "Purchaser Indemnified Party") harmless from and against any and all losses, costs, damages, expenses and liabilities of whatever nature or kind (including but not limited to reasonable attorney's fees, litigation and court costs) incurred by a Purchaser Indemnified Party, net of insurance proceeds received by a Purchaser Indemnified Party, resulting from, arising out of, or relating to (i) a breach by Seller or AWT of this Agreement or any of the representations, warranties, covenants or agreements made by Seller or AWT to the Purchaser contained in this Agreement or any other document or certificate delivered by them in connection with the Closing, except for any breaches of representations, warranties, covenants or agreements which are waived in writing by Purchasers prior to the Closing Date, or (ii) liabilities of Seller other than Assumed Liabilities. Seller and AWT shall have no obligation to indemnify a Purchaser Indemnified Party under this section for any breach of the Seller's or AWT's representations and warranties made in this Agreement, until such time, if any, as the aggregate amount of the liabilities, losses, damages, claims, costs and expenses (other than those relating to Contingent Accounts Receivable or Collectable Accounts Receivable which remain uncollected by Purchasers as of the dates set forth in Section 5.13) arising out of such breach exceeds $50,000; provided, however, that once the aggregate amount of such claims exceed $50,000, the indemnity obligation shall include such amount.

	 b) Method of Asserting Claims. All claims for indemnification under this Article VII shall be asserted and resolved as follows:

	       (i) In the event that any claim or demand for which a Seller would be liable to a Purchaser Indemnified Party hereunder is asserted against or sought to be collected from a Purchaser Indemnified Party by a third party, the Purchaser Indemnified Party shall, within 10 days, notify the Seller or AWT of the claim or demand, specifying the nature of the claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). Seller and AWT shall have 10 days from their receipt of the Claim Notice (the "Notice Period") to notify the Purchaser Indemnified Party (A) whether or not they dispute their liability to the Purchaser Indemnified
		     Party hereunder with respect to the claim or demand, and
		     (B) whether or not they desire, at their sole cost and expense, to defend the Purchaser Indemnified Party against the claim or demand. In the event that the Seller and AWT notify the Purchaser Indemnified Party within the Notice Period that they desire to defend the Purchaser Indemnified Party against the claim or demand, except as hereinafter provided, Seller and AWT shall have the right to defend the Purchaser Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by Seller and AWT to a final conclusion in such a manner as to avoid any risk of the Purchaser Indemnified Party becoming subject to liability for any other matter. If the Purchaser Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.
		     If, in the reasonable opinion of the Purchaser
		     Indemnified Party, any claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, properties, assets or prospects of the Purchaser Indemnified Party, the Purchaser Indemnified Party shall have the right, at its sole cost and expense, to control the defense or settlement of any claim or demand. If the Purchaser Indemnified Party should elect to exercise such right, the Seller and AWT shall have the right to participate in, but not control, the defense or settlement of the claim or demand at the sole cost and expense of the Seller and AWT. If Seller and AWT elect not to defend the Purchaser Indemnified Party against the claim or demand, whether by not giving the Purchaser Indemnified Party timely notice as provided above or otherwise, then the amount of any claim or demand, or, if the same be contested by Seller, AWT or by the Purchaser Indemnified Party (but the Purchaser Indemnified Party shall have no obligation to contest any claim or demand), then that portion thereof as to which such defense is unsuccessful shall be conclusively deemed to be a liability of the Seller and AWT hereunder.

	       (ii) In the event a Purchaser Indemnified Party should have a claim against Seller or AWT hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Purchaser Indemnified Party shall promptly send a Claim Notice with respect to such claim to Seller and AWT. If Seller and AWT do not notify the Purchaser Indemnified Party within the Notice Period that Seller or AWT disputes such claim, it shall be conclusively deemed a liability of the Seller and AWT hereunder.

	       (iii) In no event shall Seller's or AWT's aggregate liability
		     under this Article VII (treating Seller and AWT as a single entity for such purpose) exceed the sum of $12,500,000.

7.2 Indemnification by Purchasers. Purchasers agree to indemnify and hold Seller and AWT and their respective officers, directors, agents and employees (each, a "Seller Indemnified Party") harmless from and against any and all losses, costs, damages, expenses and liabilities of whatever nature or kind (including but not limited to reasonable attorney's fees, litigation and court costs) incurred by a Seller Indemnified Party, net of insurance proceeds received by a Seller Indemnified Party, resulting from, arising out of, or relating to (i) a breach by Purchasers of this Agreement or any of the representations, warranties, covenants or agreements made by Purchasers to Seller or AWT contained in this Agreement or any other document or certificate delivered by Purchasers in connection with the Closing, except for any breaches of representations, warranties, covenants or agreements which are waived in writing by Seller or AWT prior to the Closing Date, or (ii) liabilities of Purchasers arising after the Closing Date or at the Closing. Included in such indemnification are any costs or expenses, including reasonable attorneys' fees, incurred by a Seller Indemnified Party for successfully defending a suit or claim. All claims for indemnification by a Seller Indemnified Party under this Agreement shall be asserted and resolved under the procedures set forth under
	 Section 7.1(b) above, substituting in the appropriate place "Seller Indemnified Party" for "Purchaser Indemnified Party" and variations thereof and "Purchasers" for "Seller and AWT".

7.3 No Other Rights and Remedies. The indemnification rights of the parties under this Article VII are and shall be the sole remedy of the parties hereunder for any breach of this Agreement, the claim for which is brought after the Closing.


			       ARTICLE VIII
			 TERMINATION AND AMENDMENT

8.1 Termination by Mutual Consent; Termination Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual consent of Purchasers and Seller.

8.2 Termination by Purchasers. This Agreement may be terminated by Purchasers and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date if (i) at any time prior to the Closing Date, Seller or AWT shall have failed to comply in any material respect with any of the covenants or agreements contained in
	 Article V to be complied with or performed by Seller or AWT at or prior to such date of termination, (ii) any representation or warranty of Seller or AWT is not true and accurate in all material respects at the Closing Date or (iii), as of the Closing Date, any of the conditions set forth in Section 6.5 shall have not been met.

8.3 Termination by Seller and AWT. This Agreement may be terminated by Seller and AWT and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, if (i) Purchasers shall have failed to comply in any material respect with any of the covenants or agreements contained in Article V to be complied with or performed by Purchasers at or prior to such date of termination, (ii) any representation or warranty of Purchasers is not true and accurate in all material respects at the Closing Date or (iii), as of the Closing Date, any of the conditions set forth in Section 6.6 shall have not been met.

8.4 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article, none of the parties hereto (or any of its directors or officers) shall have any liability or further obligation to the other parties to this Agreement, except that nothing herein will relieve a party from liability for any breach of this Agreement.


				ARTICLE XI
			 MISCELLANEOUS AND GENERAL

9.1 Definitions. As used herein, the following terms have the meanings indicated:

	 a) "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.Section 9601, et seq., as amended.

	 b) "Claims" shall mean all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, whether written or oral, and whether or not relating in any way to credit or the borrowing of money, voting agreements or proxies.

	 c) "Environmental Laws" shall mean any and all laws, subsequent enactments, modifications, and amendments, including, without limitation, any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, administrative consent orders or agreements, interpretations, orders and decrees of courts or Governmental Authorities relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, CERCLA; the Hazardous Materials Act, 49 U.S.C.
	       Section 1801, et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C.
	       Section 2601, et seq.; the Safe Drinking Water Act, 42 U.S.C. Paragraph 300f, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq.; the United States Environmental Agency's underground storage tank regulations, 40 C.F.R. Parts 280 and 281, all as amended and modified.

	 d) "Governmental Authority" shall mean the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative jurisdiction over Seller, the PAMCO Assets, Real Estate or Contracts.

	 e) "Hazardous Material" shall mean any substance or material (i) which is, at the time of Closing, defined or characterized as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and is regulated at the time of Closing by any Governmental Authority; (iii) the presence of which requires investigation or remediation under any Environmental Law or the common law; or (iv) the presence of which is deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties.

	 f) "Permitted Encumbrances" shall mean (i) real estate taxes, fees, assessments and similar charges imposed by a taxing authority that are not in default or delinquent, (ii) covenants, restrictions and easements of record, if any, provided that the same are not violated by the existing improvements or the current use thereof, (iii) rights of parties in possession, and
	       (iv) any encroachments which are visible as of the Closing Date by a visual inspection of the owned Real Estate or any other matters, the existence of which would not otherwise result in Seller's breach of this Agreement, that are revealed by a survey delivered by Seller to Purchasers pursuant to Section 5.16. The allowance of the Permitted Encumbrances shall not be considered a waiver by Purchasers of any of their rights to challenge, nor shall it estop Purchaser from challenging, the legality or enforceability of any such Permitted Encumbrances.

9.2 Payment of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation thereof.

9.3 Survival. The agreements of Seller and Purchasers contained in Sections 5.6, 5.8 and 6.4 and any claims asserted by a party pursuant to Article VII, but only in connection with a breach of Sections 5.6,
	 5.8 and 6.4, shall indefinitely survive the consummation of the transactions contemplated by this Agreement. The agreements of Seller and Purchasers contained in the last two sentences of Section 5.3(a) shall survive the termination of this Agreement. All other representations, warranties, agreements, and covenants in this Agreement shall survive the consummation of the transactions contemplated by this Agreement or the termination of this Agreement for a period of three (3) years.

9.4 Modification or Amendment. This Agreement may be modified or amended only by written agreement of the parties.

9.5 Waiver of Conditions. The conditions to the parties' obligations to consummate the purchase and sale of the PAMCO Assets and Real Estate and the assignment of the Contracts are for the sole benefit of such party and may be waived by such party in whole or in part, either before or after the vote of Seller' stockholders, to the extent permitted by applicable law.

9.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.7 GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to S&S Power, P.O. 220, Commerce City, Colorado 80037; if to S&S Realty, P.O.Box 1637, Houston, Texas 77251-1637; and if to Seller or AWT, P.O. Box 1500, Somerville, New Jersey 08876 or to such other persons or addresses as may be designated in writing by the party to receive such notice.

9.9 Entire Agreement. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

9.10 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.11     Arbitration.

	 a) Binding Arbitration. Notwithstanding any provisions of this Agreement to the contrary other than Section 6.3(d), (e) and
	       (f) upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with this Agreement or any related agreements, documents, or instruments (the "Documents"), shall be resolved by binding arbitration in accordance with the terms of this Section 9.11. The foregoing matters shall be collectively referred to as a "Dispute". Any party to this Agreement may bring an action in court to compel arbitration of any Dispute.

	 b) Government Rules. A Dispute between the parties shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 9.11 and, unless otherwise specified herein, the Commercial Arbitration Rules of the AAA (the "AAA Rules"). In the event of any inconsistency between this
	       Section 9.11 and the AAA Rules, this Section 9.11 shall control. Judgment upon the award rendered by the arbitrators may be rendered by any court of competent jurisdiction.

	 c) No Waiver, Preservation of Remedies. No provision or exercise of any rights under this Section 9.11 shall limit the right of any party, and the parties shall have the right during any Dispute to seek, use, and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, serving, protecting, or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage, or other security agreement or instrument, or applicable law; (ii) exercising self-help remedies (including setoff rights); or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

	 d) Statutes of Limitation. All statutes of limitation that would otherwise be applicable to any Dispute shall apply to any arbitration proceeding.

	 e) Scope of Award; Modification or Vacation of Award Qualifications. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law of the state of Colorado and all evidentiary and procedural matters shall be decided under the Federal Rules of Evidence and the Federal Rules of Civil Procedure, respectively. All arbitrators shall be practicing attorneys licensed to practice law in the State of Colorado and shall be knowledgeable in the subject matter of the Dispute. Each Dispute shall be decided by a majority vote of three arbitrators. One arbitrator shall be selected by Seller and/or AWT, as the case may be, and one by S&S Power and/or S&S Realty, as the case may be. The third arbitrator shall be selected by the other two arbitrators, without giving effect to the AAA Rules. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Section 9.11. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings in which the amount in controversy exceeds $250,000 in aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $250,000 in aggregate, the parties shall have, in addition to the limited statutory right to seek vacation or modification of an award pursuant to applicable law, the right to seek vacation or modification of any award that is based in whole or part on a manifest disregard of the law by appeal to a court of competent jurisdiction; provided, however, that any such application for vacation or modification of an award based on a manifest disregard of the law must be filed in a court having jurisdiction over the Dispute within 15 days from the date the award is rendered. The arbitrators' findings of fact shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

	 f) Other Matters and Miscellaneous. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 160 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted in Denver, Colorado. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could do so pursuant to the federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure and applicable law. To the extent permitted by applicable law, the arbitrators shall have the power to award recovery of all costs and fees (including reasonable attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party, as determined by the arbitrators. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required to be disclosed in the ordinary course of business of the parties, in any court proceeding permitted under this Agreement, in compliance with any order or judgment of any court or by applicable law or regulation.



	       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

STEWART & STEVENSON POWER, INC.


By:/s/ Mike Conine
   ------------------------
Name:  Mike Conine
Title:  President


STEWARD & STEVENSON REALTY CORPORATION

By:/s/ Ronald L. Coker, Jr.
   --------------------------
Name:  Ronald L. Coker, Jr.
Title:  Division Counsel, as attorney-in-fact


POWER APPLICATION & MFG. CO.

By:/s/ F.H. Olinger
   -------------------------
Name:  F.H. Olinger
Title:  Vice President and General Manager


AIR & WATER TECHNOLOGIES CORPORATION

By:/s/ Claudio Elia
   -------------------------
Name:  Claudio Elia
Title:  Chairman and CEO